SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Bristol-Myers Squibb Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

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☐	Fee paid previously with preliminary materials.

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PLEASE VOTE NOW

VOTING NOW HELPS BRISTOL-MYERS SQUIBB LOWER OVERALL PROXY COSTS

Dear Preferred Stockholder:

Time is running short and the Annual Meeting is rapidly approaching. According to our records, your vote has not yet been received. To avoid adjournments and additional solicitation costs, your Board of Directors is asking you to use the enclosed proxy card to authorize your proxy “FOR” the election of Directors, the ratification of the appointment of an independent registered public accounting firm and the consideration of three amendments to our Amended and Restated Certificate of Incorporation. The Board also recommends that your vote “AGAINST” the three stockholder proposals. We hope you will take this opportunity to vote your shares of the Bristol-Myers Squibb.

The affirmative vote of two-thirds of the outstanding preferred shares will be required to approve the Amendment to our Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provision applicable to preferred stockholders (Proposal #5). Failure to vote has the effect of voting against the proposal. As a result, your vote is extremely important.

The Board believes that approval of this proposal is in the best interests of all stockholders as it allows a simple majority of preferred stockholders to effect any amendment to the Certificate of Incorporation or by-laws of the Corporation materially altering any existing provisions of the Preferred Stock. Both RiskMetrics and Glass Lewis, the two largest independent proxy advisory services, have recommended that stockholders support this proposal.

We urge you to vote by completing, signing and dating the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. Alternatively, you may vote by telephone or via the internet by following the instructions on the enclosed card.

If you hold your shares in a brokerage account (in “street name”), your broker cannot vote your shares on this proposal unless you complete, sign, date and return the enclosed proxy voting form. Voting now will allow the Company to minimize the expense incurred with further reminder mailings and solicitations.

Thank you for voting.

Sandra Leung

Secretary